UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2014

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

220 Technology Drive, Suite 100, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340

Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2014, Brad Eisenstein resigned from his position as Chief Operating Officer of the AllDigital Holdings, Inc. (the “Company”).

On August, 8, 2014, Michael Linos, a member of the Company’s board of directors, was appointed as President of the Company. From January 27, 2014 through his appointment as President on August 8, 2014, Mr. Linos served as the Company’s Executive Vice President of Sales. Mr. Linos is 55 years old. While Mr. Linos will no longer hold the title “Executive Vice President Sales,” he will continue to oversee the Company’s marketing and sales efforts. Mr. Linos will also take over many of Mr. Eisenstein’s responsibilities to ensure continued operational efficiency of the Company.

Mr. Linos has worked with several technology companies helping them to drive revenue and add significant scale through strategic partnerships and acquisitions. Mr. Linos has a broad range of experience in content delivery, enterprise hosting, IP transit and collocation. Beginning in 2011 and until joining the Company in January 2014, Mr. Linos served as Chief Executive Officer and President of software solutions provider, Ease, Inc. From 2009 until 2011, he was Senior Vice President of Sales for internet infrastructure service provider, BandCon, and its eventual acquirer, Highwinds Network Group, Inc. Mr. Linos has held senior sales and business development positions including Vice President of Business Development at Internap, Executive Vice President of Sales at VitalStream and Vice President of Sales at Verio. Mr. Linos has an MBA from Northwestern University-Kellogg School of Management and a bachelor’s of science degree from the University of Dayton.

Related Party Transactions – Linos

On January 27, 2014, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Linos, in connection with his appointment as the Company’s Executive Vice President Sales. As President of the Company, Mr. Linos will continue to serve under the terms of the Employment Agreement dated January 27, 2014 (filed as Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2014). Under the terms of the Employment Agreement, Mr. Linos will receive a base salary of $144,000 per annum, an opportunity to earn an annual bonus equal to 50% of his base salary upon achievement of certain performance measures on a quarterly basis. He will also be entitled to participate in our benefit plans on terms consistent with those generally applicable to our other executives. Mr. Linos also signed our standard confidentiality, proprietary information and invention assignment agreement.

Mr. Linos’ employment relationship is “at-will.” The Employment Agreement includes a provision relating to the protection of confidential information, a covenant by the executive officer to work and reside in Orange County, California, a non-competition covenant during the term of his employment and a 12-month non-solicitation covenant. Under the terms of the Employment Agreement, if Mr. Linos’ employment is terminated by him for good reason, which includes, (i) a material change in the terms and conditions of his employment, (ii) a change in the principal place of employment materially increasing his commute time, or (iii) any other event that is a functional equivalent of an involuntary termination and which falls within the safe-harbor provisions related to termination for good reason set forth in the regulations implementing Section 409A of the Internal Revenue Code, he is entitled to a severance benefit equal to his base salary and health benefits for one year. If the executive officer is terminated by the Company without cause, he is entitled to a severance benefit equal to one year of his base salary and health benefits for one year. Mr. Linos will not be entitled to any severance if his employment is terminated at any time by the Company with cause or by Mr. Linos without good reason. Upon Mr. Linos’ termination by the Company for certain enumerated reasons, the Company will have the right to repurchase any shares of its common stock beneficially owned by Mr. Linos on the effective date of his termination at a per share purchase price of $0.15.

On January 27, 2014, the Company issued and sold 2,250,000 shares of its common stock to Mr. Linos at a purchase price of $0.15 per share.

On May 23, 2014, the Company issued and sold 400,000 shares of its common stock to Mr. Linos at a purchase price of $0.15 per share.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2014		ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Paul Summers
	Name:	Paul Summers
	Title:	Chief Executive Officer

3